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                                                                      EXHIBIT IV

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 2-77235, 2-77236, 33-5225, 33-29022, 33-33458 and 33-34406) and Form S-3 (Nos. 33-50537,
33-65119, 33-65119(1) and 333-03763) of International Business Machines Corporation of our report dated January 20, 1997 appearing on page 43 of the 1996 Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 8 of this Form 10-K.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, N.Y. 10036
March 26, 1997